Exhibit 4.3

Please read these Validator Terms of Use (“Terms of Use”) with care before engaging in any action as a validator. Under the Terms of Use, a validator (“Validator”) is a person or entity tasked with recording data to our blockchain (“Props Blockchain”) and/or acting as an oracle to our protocol rewards engine (“Protocol Rewards Engine”). We will refer to these activities collectively as the “Service”. We will refer to the Validators here as “You” and “Your.” We will refer to YouNow, Inc. as “YouNow,” “we,” the “Company,” “us” or “our”.
By clicking “I Accept”, you agree to be bound by the following:
Use of the Service for any purpose that is unlawful or prohibited by the Terms of Use is prohibited.

•	By accepting these Terms, You confirm that You are at least 18 years of age.

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All elements of the Service, including underlying platforms, software, look and feel, and other components (“Service Components”), to the full extent protectable by law, are either proprietary to YouNow or proprietary to our licensors. “YouNow®”, “Props®” and other trademarks, slogans, service marks, and trade names (collectively, “Trademarks”), which are used to identify the Service and/or the source of the Service, are proprietary to YouNow. You shall not remove or alter any copyright notice, Trademark or other proprietary or restrictive notice or legend provided as part of the Service. No license, assignment, or other grant of rights in any Service Components, Trademarks, copyrights, or any other intellectual property is granted to You and no such grant will result from Your accessing or using the Service. All rights in the Service not granted under the Terms of Use are reserved by YouNow.

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You agree that you will not use the Service in any way that would: (1) be defamatory, libelous, abusive, or obscene; (2) infringe on the copyright or any other proprietary right of any person or entity; (3) invade the privacy of any person; (4) contain a virus, worm, Trojan horse, time bomb, or any other harmful program or component; or (5) be otherwise inappropriate or unlawful.

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YouNow expressly disclaims (and you hereby waive): all warranties of any kind, whether express or implied, including, but not limited to all warranties that: (i) the service will meet your requirements; (ii) the service will be uninterrupted, timely, secure, or error-free; (iii) the results that may be obtained from the use of the service will be accurate or reliable; or (iv) the quality of any products, services, information, or other material obtained by you by or through the service will meet your needs and/or expectations. No advice or information, whether oral or written, obtained by you from or through the service shall create any warranty not expressly stated in these terms of use. Your downloading any material from or through the Service is at your own discretion and risk. Without limitation, you will be solely responsible for any damage to your computer system, mobile device, or other device, or loss of data that results from the download of any such material.

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You understand and agree expressly that YouNow shall not be liable for any direct, indirect, incidental, special, consequential or exemplary damages, including but not limited to, damages for loss of profits, goodwill, use, data or other intangible losses (even if YouNow has been advised of the possibility of such damages), resulting from the use or the inability to use the Service.

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You agree that you will not assert, or authorize, assist, or encourage any third party to assert, against us or any of our current or future affiliates, customers, end users, vendors, business partners, successors, or licensors, any claim regarding the Services or arising in connection with the Services. Notwithstanding the foregoing or anything contained in these Terms of Use to the contrary, nothing contained in these Terms of Use shall be deemed to constitute a waiver of any of YouNow, Inc.'s or any of its affiliates' compliance with the federal securities laws and the rules and regulations thereunder, nor shall it constitute a waiver by You of any of your legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.